Exhibit 99.1

CPSI Announces Fourth Quarter and Full Year 2022 Results

MOBILE, Ala.--(BUSINESS WIRE)--February 14, 2023--CPSI (NASDAQ: CPSI), a healthcare solutions company, today announced results for the fourth quarter and year ended December 31, 2022. Highlights include:

  Fourth quarter 2022 TruBridge revenue cycle management (RCM) revenue grew by 29% compared to fourth quarter 2021, now representing 98% recurring revenue and 55% of CPSI’s total revenue
  Continued success in both winning new clients and cross-selling RCM solution
  Full year 2023 revenue guidance between $340 million and $350 million

“2022 was an important building year for CPSI as we worked to leverage the well-established organization to drive innovation and growth for the years ahead,” said Chris Fowler, chief executive officer of CPSI. “Our full year results were driven in large part by the success of our TruBridge RCM business as we converted existing customers and focused on adding new, small- and mid-sized hospitals looking to simplify their revenue cycle needs. We also focused on strengthening our customer relationships, which translated to continued stability in our retention rate of over 95%. During the second half of the year, we expanded our leadership team, deepening our expertise and ensuring we are best positioned to execute and seize the growth opportunities ahead of us.”

Fourth Quarter 2022
All comparisons are to the quarter ended December 31, 2021, unless otherwise noted.

  Bookings of $24.7 million compared to $15.6 million
  Revenue of $83.2 million compared to $74.0 million
    TruBridge RCM revenue of $45.7 million represented 55% of CPSI’s total revenue, an increase of 29%
  GAAP net income of $2.5 million and non-GAAP net income of $8.7 million
  GAAP earnings per diluted share of $0.17 and non-GAAP earnings per diluted share of $0.61
  Adjusted EBITDA of $13.2 million compared to $14.3 million

Full Year 2022
All comparisons are to the year ended December 31, 2021, unless otherwise noted.

  Bookings of $89.4 million compared to $70.2 million
  Revenue of $326.6 million compared to $280.6 million
    TruBridge RCM revenue of $179.9 million represented 55% of CPSI’s total revenue, an increase of 37%
  GAAP net income of $15.9 million and non-GAAP net income of $37.0 million
  GAAP earnings per diluted share of $1.08 and non-GAAP earnings per diluted share of $2.58
  Adjusted EBITDA of $55.9 million compared to $52.7 million
  Net debt of $132.6 million

2023 Outlook
For full year 2023, the Company is providing an initial outlook of:

  Revenue in the range of $340 million to $350 million
  GAAP net income in the range of $11 million to $15 million
  Adjusted EBITDA in the range of $59 million to $63 million

Conference Call Information

CPSI will hold a live webcast to discuss fourth quarter and full year 2022 results today, Tuesday, February 14, 2023, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company’s website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and other healthcare systems. Founded in 1979, CPSI is the parent of six companies – Evident, LLC, American HealthTech, Inc., TruBridge, LLC, iNetXperts, Corp. d/b/a Get Real Health, TruCode LLC, and Healthcare Resource Group, Inc. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive acute care EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of post-acute care EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution, for all care settings. Get Real Health focuses on solutions aimed at improving patient engagement for individuals and healthcare providers. TruCode provides medical coding software that enables complete and accurate code assignment for optimal reimbursement. HRG provides specialized RCM solutions for facilities of all sizes. For more information, visit www.cpsi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to the Company’s future financial and operational results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: the impact of the ongoing COVID-19 pandemic and related economic disruptions which have materially affected CPSI’s revenue and could materially affect CPSI’s gross margin and income, as well as CPSI’s financial position and/or liquidity; federal, state and local government actions to address and contain the impact of COVID-19 and their impact on us and our hospital clients; operational disruptions and heightened cybersecurity risks due to a significant percentage of our workforce working remotely; saturation of our target market and hospital consolidations; unfavorable economic or market conditions that may cause a decline in spending for information technology and services; significant legislative and regulatory uncertainty in the healthcare industry; exposure to liability for failure to comply with regulatory requirements; competition with companies that have greater financial, technical and marketing resources than we have; potential future acquisitions that may be expensive, time consuming, and subject to other inherent risks; our ability to attract and retain qualified client service and support personnel; disruption from periodic restructuring of our sales force; potential inability to properly manage growth in new markets we may enter; exposure to numerous and often conflicting laws, regulations, policies, standards or other requirements through our international business activities; potential litigation against us; our reliance on an international workforce which exposes us to various business disruptions; potential failure to develop new products or enhance current products that keep pace with market demands; failure to develop new technology and products in response to market demands; failure of our products to function properly resulting in claims for medical and other losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases free of undetected errors or problems; failure to convince customers to migrate to current or future releases of our products; failure to maintain our margins and service rates; increase in the percentage of total revenues represented by service revenues, which have lower gross margins; exposure to liability in the event we provide inaccurate claims data to payors; exposure to liability claims arising out of the licensing of our software and provision of services; dependence on licenses of rights, products and services from third parties; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; potential inability to secure additional financing on favorable terms to meet our future capital needs; our substantial indebtedness, and our ability to incur additional indebtedness in the future; pressures on cash flow to service our outstanding debt; restrictive terms of our credit agreement on our current and future operations; changes in and interpretations of financial accounting matters that govern the measurement of our performance; significant charges to earnings if our goodwill or intangible assets become impaired; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; volatility in our stock price; failure to maintain effective internal control over financial reporting; lack of employment or non-competition agreement with most of our key personnel; inherent limitations in our internal control over financial reporting; vulnerability to significant damage from natural disasters; market risks related to interest rate changes; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our leverage, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Income
(In '000s, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Sales revenues:
Revenue cycle	$45,670	$35,491	$179,870	$131,242
Electronic health record	35,968	35,217	139,823	143,109
Patient engagement	1,586	3,293	6,955	6,278
Total sales revenues	83,224	74,001	326,648	280,629

Costs of sales:
Revenue cycle	25,941	17,907	97,010	66,015
Electronic health record	19,069	18,415	71,347	70,664
Patient engagement	1,062	827	3,856	3,068
Total costs of sales	46,072	37,149	172,213	139,747

Gross profit	37,152	36,852	154,435	140,882

Operating expenses:
Product development	8,890	7,791	30,926	30,389
Sales and marketing	4,552	6,164	27,131	21,978
General and administrative	14,958	11,700	56,192	50,022
Amortization of acquisition-related intangibles	4,486	3,672	17,403	13,786
Total operating expenses	32,886	29,327	131,652	116,175

Operating income	4,266	7,525	22,783	24,707

Other income (expense):
Other income	264	368	1,178	1,529
(Loss) gain on contingent consideration	(427)	-	565	-
Loss on extinguishment of debt	-	-	(125)	-
Interest expense	(2,276)	(911)	(6,320)	(3,160)
Total other income (expense)	(2,439)	(543)	(4,702)	(1,631)

Income before taxes	1,827	6,982	18,081	23,076

Provision for income taxes	(690)	1,581	2,214	4,646

Net income	$2,517	$5,401	$15,867	$18,430

Net income per common share—basic	$0.17	$0.37	$1.08	$1.26
Net income per common share—diluted	$0.17	$0.37	$1.08	$1.26

Weighted average shares outstanding used in per common share computations:
Basic	14,210	14,332	14,356	14,290
Diluted	14,210	14,362	14,356	14,318

Computer Programs and Systems, Inc.
Condensed Consolidated Balance Sheets
(In '000s, except per share data)

	December 31, 2022 (unaudited)	December 31, 2021 (unaudited)
Assets
Current assets
Cash and cash equivalents	$6,951	$11,431
Accounts receivable, net of allowance for doubtful accounts of $2,854 and $1,826, respectively	51,311	34,431
Financing receivables, current portion, net	4,474	6,488
Inventories	784	855
Prepaid income taxes	701	4,599
Prepaid expenses and other	10,338	11,194
Total current assets	74,559	68,998

Property & equipment, net	9,884	11,590
Software development costs, net	27,257	11,644
Operating lease assets	7,567	7,097
Financing receivables, net of current portion	3,312	7,231
Other assets, net of current portion	8,131	3,874
Intangible assets, net	102,000	95,203
Goodwill	198,253	177,713
Total assets	$430,963	$383,350

Liabilities & Stockholders' Equity
Current liabilities
Accounts payable	$7,035	$8,079
Current portion of long-term debt	3,141	4,394
Deferred revenue	11,590	11,529
Accrued vacation	6,214	5,262
Other accrued liabilities	16,475	17,163
Total current liabilities	44,455	46,427

Long-term debt, less current portion	136,388	94,966
Operating lease liabilities, net of current portion	5,651	5,505
Deferred tax liabilities	12,758	13,880
Total liabilities	199,252	160,778

Stockholders' Equity
Common stock, $0.001 par value; 30,000 shares authorized; 14,913 and 14,734 shares issued	15	15
Treasury stock, 354 and 89 shares	(14,500)	(2,576)
Additional paid-in capital	192,275	187,079
Retained earnings	53,921	38,054
Total stockholders' equity	231,711	222,572

Total liabilities and stockholders' equity	$430,963	$383,350

Computer Programs and Systems, Inc.
Condensed Consolidated Statements of Cash Flows
(In '000s)
(Unaudited)

	Twelve Months Ended December 31,
	2022	2021
Operating activities:
Net income	$15,867	$18,430
Adjustments to net income:
Provision for bad debt	992	2,592
Deferred taxes	(6,688)	3,502
Stock-based compensation	5,173	5,457
Depreciation	2,443	2,156
Loss on extinguishment of debt	125	-
Amortization of acquisition-related intangibles	17,403	13,786
Amortization of software development costs	3,484	931
Amortization of deferred finance costs	332	293
Gain on contingent consideration	(565)	-
Loss on disposal of PP&E	-	313
Changes in operating assets and liabilities:
Accounts receivable	(12,428)	(3,204)
Financing receivables	6,144	8,098
Inventories	71	229
Prepaid expenses and other	(2,930)	(3,914)
Accounts payable	(1,429)	(615)
Deferred revenue	61	2,099
Other liabilities	422	401
Prepaid income taxes	3,898	(2,810)
Net cash provided by operating activities	32,375	47,744

Investing activities:
Purchase of business, net of cash received	(43,364)	(59,634)
Investment in software development	(19,097)	(9,365)
Purchases of property and equipment	(270)	(920)
Net cash used in investing activities	(62,731)	(69,919)

Financing activities:
Treasury stock purchases	(11,924)	(1,315)
Proceeds from long-term debt	575	-
Payments of long-term debt principal	(3,563)	(3,750)
Proceeds from revolving line of credit	48,000	61,000
Payments of revolving line of credit	(5,300)	(35,000)
Payments of contingent consideration	(1,935)	-
Proceeds from exercise of stock options	23	-
Net cash provided by (used in) financing activities	25,876	20,935

Net decrease in cash and cash equivalents	(4,480)	(1,240)

Cash and cash equivalents, beginning of period	11,431	12,671
Cash and cash equivalents, end of period	$6,951	$11,431

Computer Programs and Systems, Inc.
Consolidated Bookings
(In '000s)

		Three Months Ended		Twelve Months Ended
	In '000s	12/31/2022	12/31/2021	12/31/2022	12/31/2021
	TruBridge(1)	$13,373	$5,084	$48,065	$20,333
	EHR(2)	10,678	8,232	38,152	40,873
	Patient Engagement(3)	620	2,247	3,188	9,007

	Total	$24,671	$15,563	$89,405	$70,213

(1)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts)
(2)	Generally calculated as the total contract price (for system sales) and annualized contract value (for support).
(3)	Generally calculated as the total contract value.

Computer Programs and Systems, Inc.
Bookings Composition
(In '000s, except per share data)
(Unaudited)

		Three Months Ended		Twelve Months Ended
		12/31/2022	12/31/2021	12/31/2022	12/31/2021
	Revenue cycle
	Net new(1)	$5,173	$681	$14,830	$6,959
	Cross-sell(1)	8,090	4,079	29,962	12,477
	TruCode	110	324	3,273	897
	Electronic health record
	Non-subscription sales(2)	4,181	2,436	16,870	12,581
	Subscription revenue(3)	5,191	4,439	16,698	23,468
	Other	1,306	1,357	4,584	4,824
	Patient Engagement	620	2,247	3,188	9,007

	Total	$24,671	$15,563	$89,405	$70,213

(1)	“Net new” represents bookings from outside the Company’s core EHR client base, and “Cross-sell” represents bookings from existing EHR customers. In each case, generally comprised of recurring revenues to be recognized ratably over a one-year period and an average timeframe for commencement of bookings-to-revenue conversion of four to six months following contract execution.
(2)	Represents nonrecurring revenues that generally exhibit a timeframe for bookings-to-revenue conversion of five to six months following contract execution.
(3)	Represents recurring revenues to be recognized on a monthly basis over a weighted-average contract period of five years, with a start date in the next 12 months and an average timeframe for commencement of bookings-to-revenue conversion of five to six months following contract execution.

Computer Programs and Systems, Inc.
Acute Care EHR Net New License Mix

		Three Months Ended		Twelve Months Ended
		12/31/2022	12/31/2021	12/31/2022	12/31/2021
	SaaS(1)	3	2	19	10
	Perpetual license(2)	-	-	-	7

	Total	3	2	19	17

(1)	Exhibits revenue attribution that is recurring in nature.
(2)	Exhibits revenue attribution that is nonrecurring in nature.

Computer Programs and Systems, Inc.
Electronic Health Record Revenue Composition
(In '000s)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Recurring revenues - electronic health record
Acute Care EHR	$28,007	$27,648	$109,340	$108,440
Post-acute Care EHR	3,879	4,070	15,384	16,472
Total recurring revenues - system sales and support	31,886	31,718	124,724	124,912

Nonrecurring revenues - electronic health record
Acute Care EHR	3,672	3,154	13,138	16,939
Post-acute Care EHR	410	345	1,961	1,258
Total nonrecurring revenues - system sales and support	4,082	3,499	15,099	18,197

Total system sales and support revenues	$35,968	$35,217	$139,823	$143,109

Computer Programs and Systems, Inc.
Client Net Patient Revenue ("NPR")
(In millions)
(Unaudited)

	As of:
	12/31/2019	12/31/2020	12/31/2021	3/31/2022	6/30/2022	9/30/2022	12/31/2022
Client NPR(1)	$1,844	$2,146	$2,190	$2,880	$2,946	$2,958	$2,991

(1) Client NPR defined as the aggregate annual net patient revenue for hospital customers contracted for our full-service revenue cycle outsourcing solution.

Computer Programs and Systems, Inc.
Adjusted EBITDA - by Segment
(In '000s)

	Three Months Ended		Twelve Months Ended
In '000s	12/31/2022	12/31/2021	12/31/2022	12/31/2021
Revenue cycle	$9,306	$8,049	$36,242	$30,211
Electronic health record	4,030	4,925	19,091	23,061
Patient engagement	(108)	1,350	566	(595)

Total	$13,228	$14,324	$55,899	$52,677

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA:	2022	2021	2022	2021
Net income, as reported	$2,517	$5,401	$15,867	$18,430

Deferred revenue and other acquisition-related adjustments	-	201	109	747
Depreciation expense	553	515	2,443	2,156
Amortization of software development costs	1,200	404	3,483	931
Amortization of acquisition-related intangible assets	4,486	3,672	17,403	13,786
Stock-based compensation	(111)	1,279	5,173	5,457
Severance and other nonrecurring charges	2,834	728	4,505	4,892
Interest expense and other, net	2,012	543	5,267	1,632
Gain on contingent consideration	427	-	(565)	-
Provision for income taxes	(690)	1,581	2,214	4,646

Adjusted EBITDA	$13,228	$14,324	$55,899	$52,677

Computer Programs and Systems, Inc.
Reconciliation of Non-GAAP Financial Measures
(In '000s, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Net Income and Non-GAAP EPS:	2022	2021	2022	2021
Net income, as reported	$2,517	$5,401	$15,867	$18,430

Pre-tax adjustments for Non-GAAP EPS:
Deferred revenue and other acquisition-related adjustments	-	201	109	747
Amortization of acquisition-related intangible assets	4,486	3,672	17,403	13,786
Stock-based compensation	(111)	1,279	5,173	5,457
Severance and other nonrecurring charges	2,834	728	4,505	4,892
Non-operating loss from lease termination (non-cash)	-	-	-	313
Non-cash interest expense	90	73	332	293
Loss on extinguishment of debt	-	-	125	-
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 21%	(1,533)	(1,250)	(5,806)	(5,352)
Tax shortfall (windfall) from stock-based compensation	-	-	(112)	(84)
Gain on contingent consideration	427	-	(565)	-

Non-GAAP net income	$8,710	$10,104	$37,031	$38,482

Weighted average shares outstanding, diluted	14,210	14,362	14,356	14,318

Non-GAAP EPS	$0.61	$0.70	$2.58	$2.69

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release and during the live webcast discussing our financial results the following non‑GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS”).

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income as reported and adjusts for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) depreciation expense; (iii) amortization of software development costs; (iv) amortization of acquisition-related intangible assets; (v) stock-based compensation; (vi) severance and other non‑recurring charges; (vii) interest expense and other, net; (viii) gain on contingent consideration; and (ix) the provision for income taxes.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income as reported and adjusts for (i) deferred revenue purchase accounting adjustments arising from purchase allocation adjustments related to business acquisitions; (ii) amortization of acquisition-related intangible assets; (iii) stock-based compensation; (iv) severance and other non-recurring charges; (v) non-operating loss from lease termination (non-cash); (vi) non-cash interest expense; (vii) loss on extinguishment of debt and (viii) the total tax effect of items (i) through (vii). Adjustments to Non-GAAP net income also include the after-tax effect of the shortfall (windfall) from stock-based compensation and gain on contingent consideration.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Deferred revenue purchase accounting adjustments – Deferred revenue purchase accounting adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree’s software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. We add back deferred revenue and other adjustments for non-GAAP financial measures because we believe the inclusion of this amount directly correlates to the underlying performance of our operations.
  Amortization of acquisition-related intangible assets – Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation – Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Severance and other non-recurring charges – Non-recurring charges relate to certain severance and other charges incurred in connection with activities that are considered one-time. We exclude non-recurring expenses (primarily related to costs associated with our recent business transformation initiative and one-time lease terminations costs) and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-operating loss from lease termination (non-cash) – Non-operating loss from lease termination relates solely to the write-off of the remaining net book value of leasehold improvements and other property and equipment associated with operating leases terminated as a result of specific actions taken during the period. We exclude such non-operating lease termination losses from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash interest expense – Non-cash interest expense includes amortization of deferred debt issuance costs. We exclude non-cash interest expense from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Tax shortfall (windfall) from stock-based compensation – ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, became effective for the Company during the third quarter of 2017 and changes the treatment of tax shortfall and excess tax benefits arising from stock‑based compensation arrangements. Prior to ASU 2016-09, these amounts were recorded as an increase (for excess benefits) or decrease (for shortfalls) to additional paid-in capital. With the adoption of ASU 2016-09, these amounts are now captured in the period’s income tax expense. We exclude this component of income tax expense from non-GAAP financial measures because we believe (i) the amount of such expenses or benefits in any specific period may not directly correlate to the underlying performance of our business operations; and (ii) such expenses or benefits can vary significantly between periods as a result of the valuation of grants of new stock-based awards, the timing of vesting of awards, and periodic movements in the fair value of our common stock.
  Gain on contingent consideration – The purchase agreement for our acquisition of TruCode in 2021 contained contingent consideration, or “earnout,” provisions whereby the previous shareholders of TruCode would receive additional consideration at the conclusion of a one-year period beginning on the acquisition date and ending on the first anniversary of the acquisition date, depending on the achievement of certain profitability targets. After the initial measurement period, U.S. GAAP requires that any adjustments to the estimated fair value of this contingent liability, including upon final determination of amounts due, should be recorded in the relevant period’s earnings. We exclude gains on contingent consideration from non-GAAP financial measures because we believe (i) the amount of such gains in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such gains can vary significantly between periods.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculations of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Unaudited Reconciliation of Non‑GAAP Financial Measures” above.

Contacts

Tracey Schroeder
Chief Marketing Officer
Tracey.schroeder@cpsi.com
(251) 639-8100